Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of February 27, 2012, among Trans Union LLC, a Delaware limited liability company (“Trans Union LLC”), TransUnion Financing Corporation, a Delaware corporation (“Co-Issuer”, and together with Trans Union LLC, the “Issuers”), TransUnion Corp., a Delaware corporation (“Parent”), the Subsidiary Guarantors (as defined in the Indenture referred to below and together with Parent, the “Note Guarantors”) listed on the signature pages hereto and Wells Fargo Bank, National Association, as Trustee (as defined in the Indenture).

W I T N E S S E T H

WHEREAS, the Issuers and the Note Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 15, 2010, providing for the issuance of an unlimited aggregate principal amount of 11  3/8% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may amend any provision of the Indenture (other than certain provisions enumerated in Section 9.02 of the Indenture, none of which provisions are implicated hereby) with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated February 17, 2012 (the “Consent Solicitation Statement”), from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to the amendments contemplated hereby;

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS the Issuers desire to execute this First Supplemental Indenture embodying the modifications of the Indenture made and approved as aforesaid and have requested the Trustee to execute this First Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS the Board of Directors of the Issuers have authorized the Issuers to enter into this First Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid; and

WHEREAS the Issuers represent that all acts and things necessary have happened, been done, and been performed, to make this First Supplemental Indenture a valid and binding instrument, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Amendments. Section 1.01 of the Indenture is amended as follows:

(a) The definition of “Investors” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Investors” means (i) Madison Dearborn Partners, LLC and its Affiliates (but excluding, however, any of their portfolio companies), (ii) funds affiliated with Advent International Corporation and their Affiliates (but excluding, however, any of their portfolio companies) (the “ Advent Investors”) and (iii) GS Capital VI Fund, LP and its Affiliates (but excluding, however, any of their portfolio companies) (the “GS Investors” and, together with the Advent Investors, the “New Sponsors”) at any time following the date on which the New Sponsors, collectively, acquire control of 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Trans Union LLC; provided, that, only for the purposes of determining whether a Change of Control has occurred, Madison Dearborn Partners, LLC and its Affiliates shall be excluded from this definition of “Investors.”

(b) The definition of “Permitted Holders” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Permitted Holders” means each of the Investors, the Continuing Shareholders and members of management of Trans Union LLC (or its direct or indirect parents, including Parent) who are holders of Equity Interests of Trans Union LLC (or any of its direct or indirect parents, including Parent) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Continuing Shareholders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parents, including Parent; provided, further, that, only for the purposes of determining whether a Change of Control has occurred at any time following the date on which the New Sponsors, collectively, acquire control of 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Trans Union LLC, the Continuing Shareholders shall be excluded from this definition of “Permitted Holders.”

(3) Effective Date. This First Supplemental Indenture shall become effective on the date hereof.

(4) Reversal. If the Merger Condition, as described in the Consent Solicitation Statement, is not fulfilled at or prior to 5:30 p.m. (New York City time) on the Merger Outside Date, as described in the Consent Solicitation Statement, the definitions of “Investors” and “Permitted Holders” in the Indenture shall revert to the forms in effect prior to the execution of this First Supplemental Indenture and the amendments contemplated by Section 2 hereof shall be of no further effect. The Issuers shall promptly notify the Trustee in writing if the Merger Condition is not fulfilled at or prior to 5:30 p.m. (New York City time) on the Merger Outside Date.

(5) Governing Law. This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that application of laws of another jurisdiction would be required thereby.

(6) Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Note Guarantors.

(9) Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(10) Severability. In case any provision in this First Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(11) Successors. All agreements of the Issuers in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors. All agreements of each Note Guarantor in this First Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNATURES

Dated as of February 27, 2012
TRANS UNION LLC

	By:	/s/ Samuel A. Hamood
		Name:	Samuel A. Hamood
		Title:	Executive Vice President and Chief Financial Officer

TRANSUNION FINANCING CORPORATION

	By:	/s/ Samuel A. Hamood
		Name:	Samuel A. Hamood
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

DIVERSIFIED DATA DEVELOPMENT

            CORPORATION

TRANSUNION HEALTHCARE, LLC

TRANSUNION CORP.

TRANSUNION INTERACTIVE, INC.

TRANSUNION RENTAL SCREENING

            SOLUTIONS, INC.

TRANSUNION TELEDATA LLC

VISIONARY SYSTEMS, INC.

By:	/s/ Samuel A. Hamood
	Name:	Samuel A. Hamood
	Title:	Executive Vice President and Chief Financial Officer of Diversified Data Development Corporation, TransUnion Healthcare LLC, TransUnion Corp., TransUnion Interactive, Inc., TransUnion Rental Screening Solutions, Inc., TransUnion Teledata LLC and Vice President and Chief Financial Officer of Visionary Systems, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President